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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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Pershing Square Capital Management, L.P. and certain affiliates (“Pershing Square”) posted a video entitled “Bill Ackman on CNBC with Jim Cramer, October 4, 2017” to its YouTube page relating to Automatic Data Processing, Inc. (the “Company”) and to www.ADPascending.com. A transcript of the video is below:

Mad Money with Jim Cramer

Interview with Bill Ackman

CNBC – October 4, 2017

JIM CRAMER	Roughly six weeks ago, we sat down with Carlos Rodriguez – he’s the CEO of Automatic Data Processing – to talk about his contentious proxy fight with Pershing Square Capital Management and its leader, Bill Ackman. Pershing Square released a rigorous 168-page presentation – took me a full day to read, my wife was not happy – outlining ADP’s shortcomings, but I liked it. And he laid out a plan to turn things around. ADP attempted to shoot them down and fired back with a 69-page presentation of its own that had a lot of good facts. The whole dispute has gotten a little bit vitriolic and personal, and it’s likely to come to a head in a month from now at ADP’s annual shareholder meeting. So I thought that maybe we could notch it down a bit, just deal with a few more of the fundamentals and, since we already heard from Carlos Rodriguez, I wanted to check in with Bill Ackman – he’s the famous activist who runs Pershing Square – hear his side of the story, hear about some of his other major holdings, too, if we get a chance and, of course, the questions he’s putting to the company. Mr. Ackman, welcome to Mad Money. Good to see you, sir.

BILL ACKMAN	Thank you, Jim.

MR. CRAMER	OK, Bill. We have a long relation, I know that what you try to do is make things be as substantive as possible, and you have been issuing a question a week, basically, to ADP. And I’d like you to start the new one on Mad Money.

MR. ACKMAN	OK. So our new question for ADP is, why is it that ADP has lower revenue productivity than all of their competitors? So ADP has an average of, generates about $160,000 revenue per employee, the competitors average $224,000. Very straightforward question, and when you think about ADP, it has enormous scale versus the competitors. So if anything, they should have more efficiency.

MR. CRAMER	Now, there was an issue back and forth where you were saying that the expenses have overrun the revenues. They’ve come back and said, well, that’s not really a great [or] necessarily true comparison, but obviously, you wouldn’t ask this question unless you’d done further –

MR. ACKMAN	You know, look, the reality is, if you look over the last six years, Paychex has – you actually had the CEO of Paychex on yesterday, and you asked him the question. You said, “Why is it that your margins are higher than ADP?” And he said, “Look, we’re very careful about expenses. We use technology very effectively.” And these are the things that we’d like to see ADP doing.

MR. CRAMER	Just to give people a sense, because I know Paychex: they very quickly went to mobile. Marty Mucci runs the tightest ship in the world. You think that a lot of what Mucci does can be applied, even though Automatic Data is large business and Marty is small to medium.

MR. ACKMAN	Actually, to be clear, ADP is – 25% of ADP competes directly with Paychex. Same size customer. So what we said to ADP and, actually, I heard you ask this question: Paychex has 41% margins, pre-tax profit margins, in their business, but they’re largely an SMB company (small and medium-size businesses). ADP’s SMB segment is, if it had the same margins as Paychex, it would mean the rest of their margins were 12%, and that makes no sense. So clearly, there’s a big opportunity.

MR. CRAMER	Now, one of the things that I was looking at on Twitter – I posted that you were coming on – a couple of people asked a question, which is, “Hey, ADP’s done well. Why go after ADP? They’ve beaten the S&P. Why doesn’t Bill go after some companies that he went after historically and really – Canadian Pacific – and really turned that company around?”

MR. ACKMAN	It’s all about the opportunity for improvement. So we think ADP is a great company, it’s done well over a long period of time, but it has massively underachieved its potential. It’s about its potential. And one of the ways you can see that is, ADP spun off a company called CDK. I don’t know if you’ve followed it personally.

MR. CRAMER	No, no! We recommended it because we knew once it was on its own, it would have kind of a laser-like approach to its business.

MR. ACKMAN	So that’s what we need. ADP needs to pretend it’s a spinoff. You look at CDK when it was owned by ADP. They said, look, we can get maybe 50 basis points, a half a percent of margin, each year in the business. Once it was spun off, same management team, different board of directors, took out a blank sheet of paper and said, how do we run this business more effectively? They’ve taken margins up 70% in the last three years. The stock’s up more than 100%.

MR. CRAMER	It’s been a very big win and they did a great job.

MR. ACKMAN	Why shouldn’t ADP shareholders have that same opportunity?

MR. CRAMER	All right, now, let me ask you. I’ve been following very closely this Procter & Gamble situation, and one of the things that they’ve been testing is, well, the board, how’s Nelson Peltz done versus the current board of directors in terms of performance? You know, I looked at how some of the people, Mr. Unruh, has done. The companies that he’s joined in the time that he’s been on the board of directors have not outperformed ADP. Should we care about that?

MR. ACKMAN	No. I think the comparison here is, how is ADP’s performance relative to the competitive set? If you look at ADP’s total shareholder return on the last six years compared to its competitors, underperformed by about 20%. You don’t compare the airline industry – airline stocks have done well – you don’t compare how they’ve done versus the S&P. You compare them against other airline stocks. Same thing’s true with ADP.

MR. CRAMER	I felt that way about the Procter, but I thought that they were making that point and bring that up. Now, there’s a question about the percentage shareholder. You said you are an 8.3% shareholder, and we know from other situations you’ve used instruments, like a lot of people, to say that you’re 8.3, which is true. That’s the actual amount. But do you really in reality make yourself a 2% shareholder? Did you not want to spend the additional $2 billion or is it irrelevant?

MR. ACKMAN	Yeah. So the answer is we’re the third-largest investor in the company by dollars spent. We’ve got a $2.3 billion investment in the company, and we own almost 9 million shares of stock in the company, and so our interests are very much aligned with the other owners of the company. One of the points, actually, we make about the current board, one of the benefits our board brings to the table: look at all the directors on the board. Our candidates, who haven’t even joined the board yet, have spent more money to buy ADP common stock for themselves than the entire board has spent in the last 14 years.

MR. CRAMER	I think that’s very important. I know –

MR. ACKMAN	So I think shareholder ownership is valuable. With a $2.3 billion investment, and, by the way, I don’t take directors’ fees, so we waive them on behalf of Pershing Square. So I’m going to be dollar-for-dollar aligned with the other investors in the company.

MR. CRAMER	Let’s back up for a second. You’re being what I like: clinical, rigorous, which I know you are. There’s no rancor, and I like that, too, because we’ve all got to notch things down.

MR. ACKMAN	Sure.

MR. CRAMER	How does it get rancorous? Is it the advisors? I mean, one of the things that Carlos said to me was, why did you wait until August 1 to first contact? Why be so quick to launch a proxy contest? I know that Nelson Peltz spent a long time with Procter to try to get them convinced, and DuPont, and that was another way to do it. Was that a decision that did breed some rancor? Do you regret it?

MR. ACKMAN	No. I mean, actually, you look at Nelson Peltz. He spent six months talking to Procter & Gamble, had multiple meetings, and they’re still having, I would say, a much more hostile battle than we’re having at ADP.

MR. CRAMER	And that’s true, I’ll confirm that. That’s true.

MR. ACKMAN	And part of that is, I think the advisors who advise companies on defending themselves from activists, they say, look, you don’t want to show that you’re even open to what they have in mind. Because if you do, then a lot of new people are going to come into the stock, a lot of more event-driven investors, and they’re going to make it inevitable you’re going to lose a proxy contest. So part of this, I think, is more tactics. You know, I met Carlos, he seems like a nice guy, don’t know him well. Our private dialogue was all cordial, but when he went on TV, he, you know, he behaved otherwise.

MR. CRAMER	OK.

MR. ACKMAN	Since then, now, again, we haven’t heard from Carlos in a long time. The company clearly seems to have dialed down the temperature. I think shareholders really – all they care about is, is there an enormous opportunity to improve this company? Can adding a major shareholder to the board increase that probability? And I think the answer that we’re hearing is yes.

MR. CRAMER	OK. I know that we’re here mostly to talk about Automatic Data, but a company that I’ve liked for a very long time, been a back [unintelligible], Chipotle, I feel has lost its way, could use someone like you to step in. Any sense that it can bottom, that the things they’re doing now are right?

MR. ACKMAN	Yes, and let’s take a look at what happened there. You know we bought a stake in Chipotle about, you know, it’s almost a year, actually.

MR. CRAMER	Right.

MR. ACKMAN	But within a relatively short period of time after meeting with the management of the company and meeting with some –

MR. CRAMER	Good guys!

MR. ACKMAN	– very good guys, they said, “You know what? We think you guys can help.” They gave us two seats on the board. They put on a couple of new directors that brought relevant experience in addition to our directors. A few directors stepped off. So there’s been a complete turnover in the board. They had a co-CEO situation, which is often dysfunctional.

MR. CRAMER	Right.

MR. ACKMAN	They fixed that. They brought in a chief restaurant operator. This is a company that had an amazing concept, great food, but wasn’t as disciplined operationally, perhaps, just not best in class. And some of those issues affected the company, obviously, [which is] probably partly why they had a food safety issue. So we think they’re adding key people in all the key areas.

MR. CRAMER	It takes some time for people to forget.

MR. ACKMAN	It takes some time. We do think they’re on their way to recovery, they got a little bit unlucky with a sick employee in one store.

MR. CRAMER	Right. Exactly.

MR. ACKMAN	But look at what they’re doing now versus, you know, historically, there was almost no menu innovation. They’ve announced Queso. By the way, it is excellent. OK!

MR. CRAMER	Okay.

MR. ACKMAN	And I like the product. Two, they’re going to have margaritas. They’re going to launch dessert.

MR. CRAMER	I’ll be so in favor of that. No, this matters!

MR. ACKMAN	These don’t sound like innovations, right? But again, the company was a little bit – you know, one of the points we make about ADP is sometimes when a company gets far ahead, it becomes complacent and complacency is the death knell for a business. That’s true for Chipotle. Chipotle is no longer complacent. When your stock goes from 750 to 300, the CEO becomes extremely motivated. You’re going to see menu innovation. You’re going to see technology innovation. They were slow in terms of introducing technology. That’s changing. They’re going to have a best-in-class mobile app. They hired an executive from Starbucks.

MR. CRAMER	I know. A very good executive.

MR. ACKMAN	So I think they have the right people. They’ve got a great concept and they’ll recover from this.

MR. CRAMER	I want to ask you one that, and I don’t mean it to be personal, but –

MR. ACKMAN	Please.

MR. CRAMER	Joe Papa –

MR. ACKMAN	Yes.

MR. CRAMER	– was a good friend of the show from Perrigo. I think he’s come and done some remarkable things for the balance sheet, and I know you left that situation, but aren’t you impressed with Joe attacking that balance sheet to give him breathing room to turn this company around?

MR. ACKMAN	Yeah, I’m a big fan of Joe Papa. You know, we stepped into Valeant after the stock collapsed. We were not on the board and, unfortunately, we should have been and, again, this was a lesson to us. You asked me, why did we want to join the board of ADP? My experience from Valeant is, we want to be on the board when companies are making major decisions.

MR. CRAMER	Right.

MR. ACKMAN	Joe is, I think, doing an excellent job.

MR. CRAMER	Good. I’m glad to hear you say that.

MR. ACKMAN	There is no CEO I’ve met that is more grace-under-pressure than this guy.

MR. CRAMER	I’m so glad you said that.

MR. ACKMAN	He’s excellent.

MR. CRAMER	Right.

MR. ACKMAN	He’s doing a superb job. He started with a tough hand, and you know the only reason why we sold Valeant was, we were spending an enormous amount of time on something that was a 2% position.

MR. CRAMER	Right, right. It gets you, right.

MR. ACKMAN	Since we joined the board of the company there was an 80% turnover in the board. I was able to help recruit Joe Papa, great CFO Paul Herendeen, right?

MR. CRAMER	Yes, really strong.

MR. ACKMAN	From Zoetis – done an excellent job.

MR. CRAMER	Really strong, Zoetis. I actually talked about it, I was unhappy with Zoetis to lose him, but that was absolutely a great call. But I mean, you helped Zoetis tremendously.

MR. ACKMAN	Zoetis was another success of ours. I think if you look at what we were able to accomplish in 12 months at Valeant, we got the company to a place where it was stable, the company made some progress paying down debt, and I think Joe’s going to do an excellent job.

MR. CRAMER	OK. Last question and I’m going home, but that’s OK, because I don’t get to have you on. My friend Scott Wapner – I know he’s writing a very good book, but, and he’s talking to you – we’re thinking it’s a golden age of activism, and that that’s not bad.

MR. ACKMAN	No. I mean, I think if you take the perspective – and I know you have a lot of individual investors who follow your show – a lot of boards, you look at a history of a company – and again, I’m a little bit focused on ADP, but I apologize –

MR. CRAMER	Of course!

MR. ACKMAN	– when the founder is around and in the boardroom, you’ve got a major shareholder there, companies don’t lose their way. It’s typically after the founder steps off the board – retires, passes away, many examples you can think of this – and the board becomes more professionalized. There’s no one in the boardroom that owns a lot of stock in the company and they get a little complacent. And I think what activism is about is putting major shareholders on boards of directors. So even though the founder is gone, there’s someone there watching the store. You know, it’s a bit like the restaurant. When the owner is in the back, OK, you have a lot more confidence, OK, than when the owner has sold out.

MR. CRAMER	Oh, yeah! I could not agree more! That is Bill Ackman, the founder and CEO of Pershing Square, with some great points that he made about Automatic Data, about being a good shareholder, and also Chipotle, which is a stock that you know we’re really pulling for. Mad Money’s back after the break.

Pershing Square posted a video entitled “CNBC’s Jim Cramer on Bill Ackman and ADP” to its YouTube page relating to the Company. A transcript of the video is below:

Squawk Box: Preview

CNBC – October 5, 2017

BECKY QUICK	Let’s get down to the New York Stock Exchange. Jim Cramer joins us right now, and Jim we’ve been running some bits from Bill Ackman on your show last night. What did you think about his take on ADP. Do you buy in? Is he right?

JIM CRAMER	I think that they are so dominant that they did become complacent. I think they are trying very quickly to become less complacent, but I think that Ackman made a lot of good arguments. He was very rigorous. It was – thank heavens – not at all ad hominem. So I think he made an impression. The problem is that the total shareholder return, depending upon how you measure it, isn’t that bad. I mean, now, the way that Ackman wants to measure it, a lot of the – he thinks a lot of the spike is him, and there is truth to that. But I’ve got to tell you Becky, in order to be able to beat these guys, you are going to have to have more on them than just how much you are making per employee. But I’ve got to tell you, when I listen to Ackman, and I do my own work away from it, Automatic Data got fat and happy. And that’s not good. You have got to get more digital. They’re not. I don’t think they’re just losing out to Paychex. They should have been Workday, and they should have been ServiceNow, and they just missed out [on] those big opportunities.

MS. QUICK	Jim, I hope we hear a lot more about it on Squawk On The Street. That’s coming up in just a few minutes.

MR. CRAMER	Thank you.

MS. QUICK	Ok. Thank you. Tomorrow on Squawk Box, don’t miss an extended interview, by the way, with activist investor Nelson Peltz. That is at 7:30 a.m., Eastern Time. We’ll be right back.

Pershing Square posted a video entitled “CNBC’s Jim Cramer on why Bill Ackman Deserves a Board Seat at ADP” to its YouTube page relating to the Company. A transcript of the video is below:

Squawk On The Street

CNBC – October 5, 2017

SCOTT WAPNER	Do you want to open on that one?

JIM CRAMER	Well I don’t know.

MR. WAPNER	I don’t know.

MR. CRAMER	Look, we weren’t talking about Josh Norman, so what does it matter?

MR. WAPNER	We are in a bye week, so I’m not allowed to talk about football.

MR. CRAMER	Yeah, that’s true. That’s why you’re here.

MR. WAPNER	Yeah. Exactly. I would normally be in meetings all day.

MR. CRAMER	He’s a Redskin fan. I’m an Eagles fan. There’s a heavy overlap between what we do and people who watch football, including tired-night football.

MR. WAPNER	That’s right.

MR. CRAMER	Which will be the Patriots.

MR. WAPNER	It may be better tonight.

MR. CRAMER	Right.

MR. WAPNER	Alright. Pershing Square’s Bill Ackman ramping up his push for changes at ADP and the proxy fight with that company. Here is Jim with Ackman last night on Mad Money.

MR. CRAMER	[Previously Recorded Video]

I know that what you try to do is make things be as substantive as possible, and you have been issuing a question a week, basically, to ADP, and I’d like you to ask, start the new one on Mad Money.

BILL ACKMAN	[Previously Recorded Video]

OK. So our new question for ADP is, why is it that ADP has lower revenue productivity than all of their competitors? So ADP has an average of, generates about $160,000 revenue per employee, the competitors average $224,000. Very straightforward question, and when you think about ADP, it has enormous scale versus the competitors. So if anything, they should have more efficiency. [Cut to Later Point in Video] It’s all about the opportunity for improvement. So we think ADP is a great company, it’s done well over a long period of time, but it has massively underachieved its potential.

MR. WAPNER	Alright. So you couldn’t get him to take the coat off and roll the sleeves up?

MR. CRAMER	No, kinder, gentler. No, this was good. No ad hominem as opposed to the CEO of Automatic Data who, when interviewed with David Faber, really said some kind of ad hominem stuff.

MR. WAPNER	Right, he said he was acting like a spoiled brat.

MR. CRAMER	Right. That got away from this notion. He didn’t want to talk about the August 1 versus the tennis match. The inner workings of what brought him here. But he raised interesting questions about productivity versus Paychex. Now, Marty Mucci, the CEO of Paychex had been on Mad Money the night before.

MR. WAPNER	Right.

MR. CRAMER	And Bill was referencing that interview and why they have such higher margins, and he said that that’s because they are more computerized. I would point out, and I would have gone a little further than Bill, [that] two of my favorite companies are ServiceNow and Workday, and they are chipping away at where I thought Automatic Data should be now if it weren’t complacent. They should have been automating a lot of the back-office functions, HR. They should have been doing that. They should have been automating the onboarding of when you get a phone call from outside, and how to check in new people. Workday and ServiceNow are remarkable cloud-based companies and Automatic Data is late to that.

MR. WAPNER	So are you – these are your words? Are you saying that they are too complacent? You agree with Ackman?

MR. CRAMER	I agree with him, but in a different way. I would have actually gone harder than Bill. Bill’s really looking at some matrix that are true, which is that they’re, you know. Automatic Data would say that they’re high-touch and they need that. Automatic Data though.

MR. WAPNER	Right, and that’s why their margins are lower.

MR. CRAMER	Right. But at one point – and there’s a difference between the TSR, they did a spinoff, Automatic Data. It was a very good spinoff. If you decide just to sell that spinoff and take in some dividends, the rate of return isn’t that good. Ackman’s talking about the rate of return before, the day before Rodriguez got named. Here’s the problem: Automatic Data is a good stock. It’s just a good stock.

MR. WAPNER	I know. It makes the case harder to make. I mean, if you look at

MR. CRAMER	Right! Thank you.

MR. WAPNER	5, 10, 20 years versus the S&P, it’s beaten not only the S&P and Paychex itself.

MR. CRAMER	But this was a subdued, it’s a subdued Ackman, but I would say rigorous. Look, there was the Valeant problem, Chipotle hasn’t worked out. But the man is very rigorous and does quality work. I think he argues a good point. I think that Automatic Data has been complacent. I think that this has lit a fire under them and will probably help them, but the fact is that many of the points that he makes in this new, totally devoid of any sort of fire Ackman, are right. I think he deserves a board seat. I think he could help the company.

MR. WAPNER	Alright, interesting. We’ll see how this whole thing – He says shareholders are going to say yes, or they are saying yes.

MR. CRAMER	Well, I think Bill raises good points.

MR. WAPNER	They are a very heavily retail-owned stock.

MR. CRAMER	I think it has massively underachieved, but what I’m saying, [is] it should have been cloud-based. It should never have let Slootman from ServiceNow take over a portion, they should have – and Aneel Bhusri, he came in and took a portion. If those guys decided they wanted to go payroll, then Automatic Data is very vulnerable. But that’s not Bill’s view. That’s my own view because I’m closer to those companies.

MR. WAPNER	Alright. Up next, it is Cramer’s Mad Dash as we count down to the opening bell. Let’s take a look at futures once more. Looks like a positive open on Wall Street yet again. There it is. S&P, Dow, NASDAQ all poised to open higher. More Squawk on the Street from the NYSE is straight ahead.

Pershing Square posted a video entitled “How to Vote GOLD for The Nominees for ADP’s Transformation” to its YouTube page relating to the Company. A transcript of the video is below:

How to Vote GOLD for The Nominees for ADP’s Transformation

ADP shareholders face a critical choice this fall and it’s important to make your voice heard. Vote GOLD to ensure that the company and all shareholders have the right board of directors in place to oversee ADP as it undertakes a necessary transformation to strengthen and grow its business. Voting is easy and every vote counts. Here’s how it works. If you’re a registered shareholder, you’ll receive a GOLD Proxy Card. If you hold ADP shares through a bank or brokerage account, you’ll receive a GOLD Voting Instruction Form. For each account holding ADP shares, you will receive additional GOLD Proxy Cards or Instruction Forms. To support Pershing Square’s Nominees for ADP’s Transformation, you need to vote every GOLD Proxy Card or GOLD Voting Instruction Form that you receive. To vote by mail, check FOR ALL NOMINEES and sign, date and return your GOLD Proxy Card or Voting Instruction Form in the postage paid envelope provided. To vote by phone, dial the toll-free number on your GOLD Proxy Card or Instruction Form and follow the simple instructions when prompted. To vote online, registered shareholders go to www.fcrvote.com/ADP, enter the unique 12-digit control number on your GOLD Proxy Card, select FOR ALL NOMINEES, make your selections on other items up for vote and click submit. If you’ve received a GOLD Voting Instruction Form for shares held through a bank or brokerage account, go to www.proxyvote.com, enter your unique 16-digit control number, select FOR ALL NOMINEES, make your other selections and click submit. Disregard the white proxy cards or voting instruction forms sent to you by ADP. Recycle them as soon as you get them. If you previously voted a white proxy card or voting instruction form, don’t be concerned. Simply vote a later dated GOLD Proxy Card or Voting Instruction Form to change your vote. Remember, only your latest-dated vote counts, so be sure to vote every GOLD Proxy Card or Voting Instruction Form that you receive. Make your voice heard.

Pershing Square may distribute a video of Jim Cramer discussing Pershing Square and the Company on CNBC to stockholders of the Company. A transcript of such video is below:

Fast Money

CNBC – October 4, 2017

MELISSA LEE	Welcome back to Fast Money. Moments ago, our own Jim Cramer sat down with activist investor Bill Ackman. They talked a bit about Ackman’s battle with software service provider ADP. Here’s a little taste.

BILL ACKMAN	[Previously Recorded Video]

I think the advisors who advise companies on defending themselves from activists, they say, look, you don’t want to show that you’re even open to what they have in mind. Because if you do, then a lot of new people are going to come into the stock, a lot more event-driven investors, and they’re going to make it inevitable you’re going to lose a proxy contest. [Cut to Later Point in Video] Now, again, we haven’t heard from Carlos in a long time. The company clearly seems to have dialed down the temperature. I think shareholders really – all they care about is, is there an enormous opportunity to improve this company? Can adding a major shareholder to the board increase that probability? And I think the answer that we are hearing is yes.

MS. LEE	Let’s bring in Jim Cramer for more on this. Hey, Jim, and this has really been a bruising battle between ADP and Bill Ackman.

JIM CRAMER	Gotta tell you, Melissa, I think he dialed it back. I think that the Bill Ackman that I saw on the show was about the rigor, the plan – how to get the fundamentals moving – but cordial, welcoming. A good dialogue with Automatic Data. This was – it wasn’t subdued, it was just matter of fact.

And may be that’s what’s needed at this point for the people who watch us at home to figure out who to really vote for versus escalating rhetoric that really does confuse the picture.

MS. LEE	Yeah, it really does. And when he had been talking to Scott Wapner, I think a month ago or three weeks ago or so, he made it seem like he was really going after that retail investor. Maybe this presentation appeals more to them. To the people at home, as you said.

MR. CRAMER	Totally agree. Mad Money’s got a great retail base, like you guys. What I would say is that the people who watch at home, who are not involved in the thick of these battles, they don’t like ad hominem attacks. They kind of want to figure, well, geez, would this be better for the stock? Would my stock go up? And when they see people who are just confronting, and would confront other companies with facts, I think they say, you know what? This guy’s got his act together. Maybe this is good.

MS. LEE	Yeah. You guys also talked about Chipotle, which has been a losing wager for Bill Ackman. He tasted the Queso, he said it was good. [Laughter] I don’t know, but what does he think of his position right now?

MR. CRAMER	I think he’s trying to wait out the last bit of bad news. I do think, by the way, I’m with him with the idea the stock’s trying to bottom. But my problem is, and I mentioned it to him, I said, America’s got – maybe it doesn’t have a long-term memory, but they have a short-term memory for some of the bad things that they saw. I think it’s a longer slog than he does. He’s pretty optimistic.

MS. LEE	All right. Great stuff, Jim. Thank you so much for joining us.

MR. CRAMER	Thank you, guys! Dan Nathan likes the QQQ?

MS. LEE	Do you like the QQQ?

DAN NATHAN	Stick around for the final call, Jim!

MR. CRAMER	All right, all right! I’m septical [sic].

MS. LEE	[Laughter] All right! Jim, thanks. Jim Cramer!

MR. CRAMER	Thank you, guys.

MS. LEE	For the full interview, do not miss Mad Money tonight, 6:00 p.m., Eastern Time.

Pershing Square may distribute a video of Jim Cramer discussing Pershing Square and the Company on CNBC to stockholders of the Company. A transcript of such video is below:

Mad Money with Jim Cramer: Last Minute

CNBC – October 4, 2017

JIM CRAMER	No rhetoric, no ad hominem attacks, just facts from Bill Ackman. I tell you, gotta tell you, I thought it was pretty cogent. Made some very good, very good points. I’d like to say there’s always a bull market somewhere. I promise I’ll try to find it just for you, right here on Mad Money. I’m Jim Cramer and I will see you tomorrow.